Exhibit 4.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

(Senior Notes due 2029)

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is dated as of October 30, 2020, among OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation (the “Issuer”), OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, as the sole Subsidiary Guarantor (the “Subsidiary Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Subsidiary Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of September 20, 2019 (the “Indenture”) providing for the issuance of the Issuer’s 3.625% Senior Notes due 2029 (the “Notes”);

WHEREAS, Section 9.01(a)(7) of the Indenture authorizes the Issuer, the Subsidiary Guarantors and the Trustee, together, to amend or supplement the Indenture, without notice to or consent of any Holder of the Notes, for the purpose of making any change to conform the Indenture, the Notes or the Subsidiary Guarantees to the “Description of the Notes” section of the Prospectus Supplement of the Issuer relating to the Notes dated September 17, 2019 (the “Description of the Notes”);

WHEREAS, the Issuer and the Subsidiary Guarantor desire to amend the Indenture as hereafter set forth, in order to conform the provisions of the Indenture so modified to the corresponding provisions in the Description of the Notes, and the Trustee is willing to execute and deliver this First Supplemental Indenture on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Subsidiary Guarantor and the Trustee mutually covenant and agree as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	AMENDMENTS TO THE INDENTURE.

(a)

Section 4.09 of the Indenture, Limitation on Issuances of Guarantees by Subsidiaries, is hereby amended by inserting the word “unsecured” immediately before the word “Indebtedness” in the third line, such that said Section will hereafter read as follows:

“The Issuer will not permit any of its Subsidiaries, directly or indirectly, at any time after the issuance of the Notes (including following any release of a Subsidiary Guarantor from its obligations under this Indenture) to Guarantee any unsecured Indebtedness of the Issuer (that would constitute Indebtedness under clauses (1) or (2) of the definition thereof) in an amount at least equal to $50 million, unless such Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Subsidiary Guarantee by such Subsidiary.”

(b)

Section 10.04 of the Indenture, Release of a Subsidiary Guarantor, is hereby amended by inserting the word “unsecured” immediately before the word “Indebtedness” in the second line of clause (4) thereof, such that said clause will hereafter read as follows:

“(4)if a Subsidiary Guarantor ceases to guarantee the obligations of the Issuer under any such unsecured Indebtedness of the Issuer that would constitute Indebtedness under clauses (1) or (2) under the definition thereof in an amount at least equal to $50 million;”.

3.	NEW YORK LAW TO GOVERN. The laws of the State of New York shall govern and be used to construe this First Supplemental Indenture.

4.	COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

5.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6.	THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Subsidiary Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:

OMEGA HEALTHCARE INVESTORS, INC.,

a Maryland corporation

By: /s/ Robert O. Stephenson

Robert O. Stephenson

Chief Financial Officer, Treasurer and Assistant Secretary

SUBSIDIARY GUARANTOR:

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By:	Omega Healthcare Investors, Inc., as its sole General Partner

By: /s/ Robert O. Stephenson

Robert O. Stephenson

Chief Financial Officer, Treasurer and Assistant Secretary

[Signatures continued on the following page]

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ David Ferrell
Name:David Ferrell Title:Vice President